Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is executed as of May 2, 2012 by and among Kensey Nash Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), amending the Rights Agreement, dated as of June 18, 2009, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has approved an Agreement and Plan of Merger (the “Merger Agreement”) among Koninklijke DSM N.V., a corporation organized in the Netherlands (“Parent”), Biomedical Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, providing for Merger Sub to commence a tender offer for all shares of common stock, par value $0.001 per share, of the Company (the “Offer”) and for the subsequent merger of Merger Sub with and into the Company (the “Merger”), in each case subject to the terms and conditions of the Merger Agreement;

WHEREAS, the Board of Directors has determined that the Merger Agreement and any of the transactions contemplated thereby, including, without limitation, the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders;

WHEREAS, the willingness of Parent and Merger Sub to enter into the Merger Agreement is conditioned upon, among other things, the amendment of the Rights Agreement on the terms set forth herein;

WHEREAS, Section 27 of the Rights Agreement provides that the Company may in its sole and absolute discretion, from time to time, when the Rights are redeemable, supplement or amend the Rights Agreement without the approval of any holders of Rights or Common Shares to, among other things, make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, Section 23 of the Rights Agreement provides that the Rights are redeemable at any time prior to such time as any Person becomes an Acquiring Person;

WHEREAS, as of the date hereof, the Distribution Date has not occurred and no Person has become an Acquiring Person; and

WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as hereinafter set forth and has executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement.

NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

“Merger” shall mean the merger of Merger Sub with and into the Company as contemplated by the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 2, 2012, by and among Parent, Merger Sub and the Company, as the same may be amended in accordance with the terms thereof.

“Merger Sub” shall mean Biomedical Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent.

“Offer” shall have the meaning set forth in the Merger Agreement.

“Parent” shall mean Koninklijke DSM N.V., a corporation organized in the Netherlands.

2. Section 1(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

“Notwithstanding anything to the contrary contained herein, none of Parent and Merger Sub and their respective Affiliates and Associates shall be or become an Acquiring Person (and no Shares Acquisition Date or Triggering Event shall occur) as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of any of the transactions contemplated thereby (including, without limitation, the Offer and the Merger).”

3. Section 3(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

“Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of any of the transactions contemplated thereby (including, without limitation, the Offer and the Merger).”

4. Section 7(a) of the Rights Agreement is hereby amended by replacing “(the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such rights are exchanged as provided in Section 24 hereof” with the following:

“, (ii) immediately prior to the effective time of the Merger (the earlier of (i) and (ii) being herein referred to as the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.”

5. Section 11 of the Rights Agreement is hereby amended by adding to the end thereof the following:

“(o) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to, or be triggered by, (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of any of the transactions contemplated thereby (including, without limitation, the Offer and the Merger).”

6. Section 13 of the Rights Agreement is hereby amended by adding to the end thereof the following:

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“(d) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 will not apply to, or be triggered by, (i) the announcement, commencement or consummation of the Offer, or (ii) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of any of the transactions contemplated thereby (including, without limitation, the Offer and the Merger).”

7. If for any reason the Merger Agreement is terminated pursuant to Article VIII thereof, then this Amendment shall be of no further force or effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment, and the Company shall notify the Rights Agent promptly after such termination of the Merger Agreement.

8. The Company shall notify the Rights Agent in the event of the occurrence of the Final Expiration Date pursuant to Section 7(a)(ii) of the Rights Agreement.

9. Except as specifically amended hereby, the Rights Agreement shall remain unmodified and in full force and effect. All references in the Rights Agreement to “this Agreement” or terms such as “herein,” “hereof” or similar terms shall mean the Rights Agreement as amended by this Amendment.

10. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

Kensey Nash Corporation

By:	/s/ Joseph W. Kaufmann
Name:	Joseph W. Kaufmann
Title:	Chief Executive Officer

RIGHTS AGENT:

Computershare Trust Company, N.A.

By:	/s/ Rose Stroud
Name:	Rose Stroud
Title:	Trust Agent